Exhibit 99.2

PRESS RELEASE	Contact:	Vic Perez
Investor Relations
713-369-0550
HOUSTON, TX — April 9, 2009 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced that Carlos A. Bulgheroni resigned from the Board of Directors of Allis-Chalmers for personal reasons. His brother, Alejandro P. Bulgheroni, continues to be an active member of the Board.
Munawar H. Hidayatallah, Chairman and Chief Executive Officer of Allis-Chalmers, stated, “It is with great regret that the company has accepted the resignation of Dr. Bulgheroni from the Board. Dr. Bulgheroni has contributed enormously to the strategic direction of the company and its growth in revenue and profitability. Dr. Bulgheroni will remain a close friend of the company and we hope that we can continue to benefit from his wise counsel in the years ahead.”
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.